EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Second Quarter 2022 Conference Call
August 4, 2022
10 a.m. CT

Introductory Comments – Jordan Jennings
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the second quarter of 2022 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Senior Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 3, 2022 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our second quarter earnings conference call. I will begin by providing an overview of our business and an update on our portfolio. After that, Deric will provide a review of our financial results, and then Chris will provide an update on our asset management activity. Afterward, we will open the call for Q&A.
We have four key themes for today’s call:
•First, our luxury resort portfolio continues to outperform and helped drive Comparable Hotel EBITDA of $57.4 million for the quarter, an increase of 42.7% versus the comparable quarter in 2019,
•Second, we continue to generate strong cash flow with approximately $27 million of cash flow generated in the second quarter after capex and preferred dividends,

•Third, our portfolio is well-positioned to continue to outperform with very strong forward bookings as we are now seeing corporate transient and group business accelerating in their recovery on top of the already strong leisure segment, and
•Fourth, our balance sheet is in good shape, and we have no remaining final debt maturities in 2022.
We’re extremely pleased with our strong second quarter and continue to see outperformance compared to 2019. Our Comparable Hotel EBITDA of $57.4 million during the quarter was driven by strong occupancy levels at our resort properties. Additionally, RevPAR for all hotels in the portfolio increased approximately 43% for the second quarter of 2022 compared to the second quarter of 2021 and our comparable portfolio RevPAR increased approximately 28% when compared to the second quarter of 2019. Most encouraging, our urban hotels generated $20.3 million of Comparable Hotel EBITDA in the second quarter compared to negative $0.1 million in the first quarter. We’ve been saying that the recovery in our urban hotels would be the next phase of growth for our portfolio, and we started seeing that in a big way in the second quarter. We remain excited about our opportunities to deliver continued growth and, for calendar year 2022, we expect to materially exceed both 2019 RevPAR and 2019 Hotel EBITDA on both a comparable and an actual basis.
Several of our hotels achieved very strong Hotel EBITDA margins during the quarter with Pier House Resort at 55%, Hotel Yountville at 44%, Marriott Seattle at 42%, and the Sofitel Chicago at 56%. The Sofitel Chicago result reflected a significant property tax expense reduction that we recognized in the second quarter. Our overall portfolio Comparable EBITDA margin was 33%, despite including two hotels with negative Hotel EBITDA.
While leisure demand continues to be strong, particularly on weekends, in the second quarter we finally saw a strong recovery in corporate transient and corporate group demand. Overall, we have seen these trends continue into a strong start to the third quarter. For the month of July, our preliminary figures suggest that we finished with 72% occupancy and an ADR of $439, which equated to a RevPAR of $318 for the month, exceeding 2019 by 28%.
Many of our hotels are in drive-to leisure markets and have been well-positioned to benefit from the resurgence of pent-up leisure demand in recent months. In total, nine of our fifteen hotels are considered resort destinations. We are pleased to report that this segment delivered a combined Hotel EBITDA of $37.1 million for the quarter. I would also like to mention that the Ritz-Carlton brand, which includes four hotels in our portfolio representing over $93 million or approximately 50% of our TTM Hotel EBITDA, was recently named the #1 rated luxury hotel brand for the second consecutive year by J.D. Power.
I also continue to be encouraged by the advancing recovery of our urban properties which have been ramping up quickly. For the second quarter, all six properties posted positive Hotel EBITDA. This is a significant turnaround as demand is quickly returning to our cities. This includes leisure as well as corporate transient and corporate group demand.
Additionally, we were cash flow positive again at the corporate level for the sixth consecutive quarter. While our balance sheet was already in good shape as we entered 2022, this puts us in a much stronger position financially.

As some of you may have seen, CBRE recently published an industry report that highlighted the benefits of hotels as a hedge against inflation. Based on their analysis, they concluded that hotels have historically been able to grow their profitability at a higher rate than inflation even during times of high inflation. We have seen this dynamic play out during this recent period of high inflation and believe that Braemar remains well-positioned in varying economic scenarios having a diversified and very high quality hotel portfolio.
Looking ahead, we continue to see a robust pipeline of acquisition opportunities in the market. We will continue to be extremely disciplined in our investment approach and only focus on transactions that we believe will be accretive to total shareholder return.
On the financing front, we continue to raise capital via our non-traded preferred stock offering, our balance sheet is in good shape, we have an attractive maturity schedule with our next hard maturity not until April 2023.
We have also been active on the investor relations front. In the months ahead, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Braemar.
Looking ahead, our unique portfolio, which is focused on the luxury segment and with properties in both resort and urban markets, positions us to perform well in both the near term and the long term as leisure demand continues and business and group travel resumes. We have the highest quality hotel portfolio in the public markets that is generating positive cash flow at the corporate level, and what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.
I will now turn the call over to Deric.
Financial Review – Deric Eubanks
Thanks, Richard.
For the second quarter of 2022, we reported net income attributable to common stockholders of $10.3 million or $0.12 per diluted share.
For the quarter, we reported AFFO per diluted share of $0.37 compared to AFFO of $0.20 per diluted share in the prior year quarter, reflecting a growth rate of 85%.
Adjusted EBITDAre for the quarter was $50.1 million, which was 53% higher than what we reported in the second quarter of 2019.
At quarter end, we had total assets of $2.1 billion. We had $1.2 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 4.3%. As of the end of the second quarter, we had approximately 42.7% net debt to gross assets and continue to make progress in our deleveraging efforts.
We ended the quarter with cash and cash equivalents of $251.0 million and restricted cash of $48.1 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $19.1 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs. As Richard mentioned, our Comparable Hotel EBITDA during the quarter was $57.4 million. After taking into account debt service, G&A costs, advisory fees and other corporate costs, preferred dividends and capital expenditures, for the quarter we generated approximately $27 million in positive cash flow.
On the capital markets front, while we did not complete any financings during the quarter, we have an attractive maturity schedule with our next final maturity not until April 2023.
I am also pleased to report that during the second quarter we issued approximately 1.6 million shares of our Series E and Series M non-traded preferred stock raising approximately $37.6 million in net proceeds. This strong fund-raising momentum has continued into the third-quarter and during the month of July, we issued approximately 2.2 million shares of our Series E and Series M non-traded preferred stock raising approximately $50.6 million in net proceeds. We expect the proceeds from the sale of the Series E and Series M non-traded preferred stock as well as our internally generated cash flow to be our primary source of capital to facilitate our growth and deleveraging goals.
As of June 30, 2022, our portfolio consisted of 15 hotels with 3,736 net rooms.
Our share count currently stands at 79.7 million fully diluted shares outstanding, which is comprised of 71.3 million shares of common stock and 8.4 million OP units. In our financial results, we include approximately 4.1 million shares in our fully diluted share count associated with our Series B convertible preferred stock and approximately 13.6 million shares in our fully diluted share count associated with our Convertible Senior Notes.
This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
Comparable RevPAR for our portfolio increased 43% during the second quarter relative to the same time period in 2021. When compared to 2019, our portfolio recorded 28% RevPAR growth during the second quarter. The outperformance of this portfolio is evident when you contrast our portfolio to the market as a whole with the U.S. Luxury chain scale market having only increased 13% over 2019 RevPAR and the Upper Upscale chain scale having only recovered 99% of 2019 RevPAR levels. Our resort assets are thriving, with Hotel EBITDA having grown by over 105% during the second quarter, relative to co.mparable 2019. A number of these resorts have even set recent performance records. We are also pleased with the recovery of our Urban assets, with their second quarter Hotel EBITDA having recovered 92%, relative to comparable 2019. I would like to spend some time highlighting some of the successes we are seeing in our portfolio.
The Ritz-Carlton Sarasota completed the best second quarter on record with $9.0 million in Hotel EBITDA. That is a 16% improvement over the second quarter of 2021, which was the previous record. The asset management team completed an extensive asset deep dive during the acquisition process and identified a number of opportunities. We are now seeing the long-term benefits of that work. The first being the resort membership program, which is now sold out and generates approximately $6 million a year in long-term revenue. Another project, which was completed in December, was the addition of 10 keys in underutilized hotel space. These additional keys are allowing us to capitalize on strong demand in the market. With these and other long-term initiatives in place, we anticipate that the hotel will continue to outperform.
In our first full quarter of ownership, The Ritz-Carlton Reserve Dorado Beach has already realized benefits from a number of initiatives that we identified during the acquisition process, resulting in the hotel’s total revenue increasing 5% relative to the second quarter of 2021. Our team focused on items that would move the needle immediately. We raised resort fees, implemented parking fees, added cabana rental fees, and improved the merchandizing of various room types. In addition, our team reviewed every food offering within the hotel, as well as competitor hotels and restaurants, to identify pricing opportunities. The initiative played a large role in the hotel’s ability to drive additional F&B revenue, which resulted in the highest F&B revenue during a quarter in the hotel's history. We are still rolling out the remaining items on our takeover plan and are excited about unlocking the full potential of this asset.
Moving to an urban asset that we acquired in August 2021, the Mr. C Beverly Hills has also outperformed with second quarter RevPAR exceeding comparable 2019 by 4%. While we have only owned the hotel for a year, it has already significantly outperformed our Year 2 investment underwriting. Prior to taking over the hotel, our Asset Management team developed a 70 point plan that we believe will increase stabilized Hotel EBITDA by more than $1 million. We continue to see positive results from that plan, which included implementing Remington as the hotel manager, rebalancing the topline revenue strategy to be more dynamic with peak demand nights and premium rooms, and using our expertise on expense management to improve profit margin. These initiatives have already resulted in success, with the second quarter ADR and occupancy exceeding 2019 levels and departmental profit margin improving by more than 1,000 basis points, relative to the second quarter in 2019.
Moving on to capital investment, we have invested heavily in our portfolio over the last several years to enhance our competitive advantage. These investments uniquely position our portfolio to benefit from the pent-up demand that we are currently seeing in our markets. In 2022, we are currently renovating the Marriott Seattle guestrooms, recently completed a restaurant patio addition at the Park Hyatt Beaver Creek, and plan to move forward with a guestroom renovation at the Capital Hilton, a renovation of the spa at The Ritz-Carlton Sarasota, and adding a retail shop in the lobby at The Ritz-Carlton Lake Tahoe. Overall, we anticipate spending approximately $50-$60 million on capital expenditures this year.
Our property-level forecasts are showing strong signs of continued success for the third quarter, relative to 2019. We will continue to benefit from the return of group demand, which has been recovering steadily. This is illustrated in the gross bookings for the month of June, which exceeded 2019 levels by 76%. We are particularly enthusiastic about those bookings being led by our Washington D.C., San Diego, and Caribbean Markets. As the Urban properties continue along their trajectory and the resort assets maintain their dominant pace, our portfolio is well-positioned for future success.
I will now turn the call back over to Richard for final remarks.
Richard Stockton
Thank you, Chris.

In summary, we continue to be pleased with the trends we are seeing at our hotels driven by strong leisure demand at our luxury resort properties and recovery of our urban properties. We see a clear path for continued strength in our future financial results. We are well positioned moving forward, with a solid balance sheet and a unique, diversified portfolio. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call up for Q&A.
<Q&A>
Richard Stockton
Thank you for joining us on our second quarter earnings call. We look forward to speaking with you again on our next call.